EXHIBIT 99

[ST. PAUL TRAVELERS LOGO]


News Release

              St. Paul Travelers Issues Statement Regarding Planned
                    Disposition of Nuveen Investments, Inc.

SAINT PAUL, MINN - March 30, 2005 - The St. Paul Travelers Companies, Inc. (St. Paul Travelers, NYSE: STA), announced today that its planned disposition of its ownership interest in Nuveen Investments, Inc. ("Nuveen") will result in St. Paul Travelers reporting its asset management segment as a discontinued operation in the company's financial statements during the first quarter of 2005. As a result, for all periods presented, earnings from Nuveen will no longer be included as a component of St. Paul Travelers' income from continuing operations but will be included in income from discontinued operations in the company's income statement.

In addition, St. Paul Travelers will recognize a tax charge of approximately $690 million as part of income from discontinued operations in the first quarter 2005, reflecting the difference between the tax basis and the GAAP carrying value of its investment in Nuveen. Based on recent prices for Nuveen's stock, the company expects to record gains in income from discontinued operations in subsequent quarters upon the completion of the secondary offering and the settlement of the forward sales contracts, which were previously announced in St. Paul Travelers' March 25, 2005 press release. These gains would partially offset the $690 million first quarter 2005 tax charge in subsequent periods. Also, until they are settled, the forward sales contracts will be marked to market and any resulting gains or losses will be reflected as part of income from discontinued operations. The actual tax payment arising from the transactions will be largely offset by the utilization of the company's net operating loss carryforward.

The company expects that the disposition of its investment in Nuveen will appreciably increase its financial flexibility and liquidity, have an immaterial impact on its income from continuing operations and result in a modest decline in


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shareholders' equity. Additionally, goodwill and other intangibles will be substantially reduced and, as a result, tangible equity will increase significantly.

St. Paul Travelers is a leading provider of property casualty insurance. For more information, visit www.stpaultravelers.com.

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Forward-Looking Statements

All statements in this press release other than statements of historical facts may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. For a discussion of factors that could cause actual results to differ, please see the comments under the heading 'Forward-Looking Statements' in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

Contacts
Media:
Shane Boyd, 651.310.3846
Joan Palm, 651.310.2685
Marlene Ibsen, 860.277.9039

Institutional Investors:
Maria Olivo, 860.277.8330
David Punda, 212.588.8417

Individual Investors:
Marc Parr, 860.277.0779